Exhibit 3.16

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

R. L. POLK & CO.

(Pursuant to Section 242 of the General Corporation Law of Delaware)

R. L. POLK & CO., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware,

DOES HEREBY CERTIFY:

FIRST: That at a meeting of the Board of Directors of said R. L. POLK & CO. duly convened and held, resolutions were adopted setting forth a proposed amendment to the Certificate of Incorporation of said Corporation and declaring said proposed amendment advisable and providing that said proposed amendment be submitted for consideration to the stockholders of said Corporation entitled to vote in respect thereof. The resolution setting forth the proposed amendment is as follows:

BE IT RESOLVED: That Article IV of the Articles of Incorporation be amended to read as follows;

ARTICLE IV

The number of authorized shares of capital stock is one million (1,000,000) shares, all of which shares are without nominal or par value, and all of which shares shall be of one class and subject to the same terms, limitations and provisions.

The presently issued and outstanding Class “A” Preferred stock shall be exchanged on the basis of three shares of new Common stock for each issued and outstanding share of said Class “A” Preferred stock; and the presently issued and outstanding Common stock shall be exchanged on the basis of fifteen shares of new Common stock for each issued and outstanding share of present Common stock. Such exchange to be effective as of the first day of July, 1964.

SECOND: That thereafter, at the annual meeting of stockholders of said Corporation duly called by the Board of Directors and held on May 11, 1964, the holders of more than a majority of the issued and outstanding shares of Class “A” Preferred stock, as well as the holders of more than a majority of all classes of the issued and outstanding shares of the corporation, as required by the provisions of Section 242 of the General Corporation Law of Delaware, as amended, voted in favor of said amendment.

THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of Delaware, as amended.

FOURTH: That the capital of said Corporation will not be reduced under or by reason of said amendment.

IN WITNESS WHEREOF, said R. L. POLK & CO. has caused its corporate seal to be hereunto affixed and this Certificate to be signed by Walter J. Gardner, its President, and Everett H. Wells, its Secretary, this 11th day of May, 1964.

R. L. POLK & CO.

By	/s/ Walter J. Gardner
Walter J. Gardner, President

and

By	/s/ Everett H. Wells
Everett H. Wells, Secretary